                             PARTICIPANT AGREEMENT

     This Participant Agreement (the "Agreement") is entered into by and between Nuveen Investments, (the "Distributor"), State Street Bank and Trust Company, as transfer agent (the "Transfer Agent") and ______________________ (the "Participant") and is subject to acceptance by Nuveen Exchange-Traded Index Trust (the "Trust"). The Trust is an open-end management investment company. The Trust currently consists of five investment portfolios (each a "Fund" and collectively the "Funds"). The Trust was organized as a Massachusetts business trust under a Declaration of Trust dated June 9, 2000. The Distributor has been retained to provide certain services with respect to acting as principal underwriter of the Trust in connection with the creation and distribution of shares of the Funds (the "Shares"). The Transfer Agent has been retained to provide certain services with respect to the creation and redemption of shares of the Funds. As specified in the Trust's prospectus and Statement of Additional Information (together, the "Prospectus"), Shares may be created or redeemed only in aggregations of 50,000 Shares, referred to therein and herein as a "Creation Unit". The Prospectus provides that Creation Units shall be issued in exchange for Deposit Securities and a Cash Component delivered by the Participant on behalf of the investor (which may be the Participant) to the Trust. The Prospectus also provides that Creation Units shall be redeemed in exchange for Fund Securities and a Cash Redemption Amount. Capitalized terms not otherwise defined herein are used herein as defined in the Prospectus.

     This Agreement is intended to set forth certain premises and the procedures by which the Participant may create and/or redeem Creation Units. To place orders with the Distributor, an entity must be: (i) a broker-dealer or other participant in the Continuous Net Settlement ("CNS") clearing process of the National Securities Clearing Corporation ("NSCC") as such processes have been enhanced to effect creations and redemptions of Creation Units, such processes being referred to herein as the "Clearing Process", or (ii) outside the Clearing Process (i.e., through the facilities of The Depository Trust Company ("DTC")). The parties hereto in consideration of the premises and of the mutual agreements contained herein agree as follows:

1. Status of Participant. The Participant hereby represents, covenants and warrants that (i) with respect to orders for the creation or redemption of Creation Units by means of the Clearing Process, it is a member of NSCC and a participant in the CNS System of NSCC (as defined in the Prospectus, a "Participating Party"); and (ii) with respect to orders for the creation or redemption of Creation Units outside the Clearing Process, it is a DTC Participant (as defined in the Prospectus, a "DTC Participant"). The Participant may place orders for the creation or redemption of Creation Units either through the Clearing Process or outside the Clearing Process, subject to the procedures for creation and redemption referred to in paragraph 2 of this Agreement ("Execution of Orders"). Any change in the foregoing status of Participant shall terminate this Agreement and Participant shall give notice to the Distributor, Transfer Agent and the Trust of such change.

2. Execution of Orders. All orders for the creation or redemption of Creation Units shall be handled by each party hereto in accordance with the terms of the Prospectus and the procedures described in Attachment A to this Agreement. Each party hereto agrees to comply with the provisions of such documents to the extent applicable to it. In the event the procedures include the use of recorded telephone lines, the Participant hereby consents to such use. The Trust reserves the right to issue additional or other procedures relating to the manner of creating or redeeming Creation Units and the Participant, the Transfer Agent and the Distributor each agrees to comply with such procedures as may be issued from time to time.

3. NSCC. Solely with respect to orders for the creation or redemption of Creation Units through the

     Clearing Process, the Participant as a Participating Party hereby authorizes the Transfer Agent to transmit to NSCC on behalf of the Participant such instructions, including share and cash amounts as are necessary with respect to the creation and redemption of Creation Units consistent with the instructions issued by the Participant to the telephone representative of the Distributor for purchases and the telephone representative of the Transfer Agent for redemption. The Participant agrees to be bound by the terms of such instructions issued by the Transfer Agent (or the Distributor on behalf of the Trust) and reported to NSCC as though such instructions were issued by the Participant directly to NSCC.

4. Role of Participant. The Participant shall have no authority in any transaction to act as agent of the Distributor, Transfer Agent or the Trust.

5. Fees. In connection with the creation or redemption of Creation Units, the Trust shall charge and the Participant agrees to pay on behalf of the investor to the Trust the Transaction Fee prescribed in the Prospectus applicable to creation or redemption through the Clearing Process, or the Transaction Fee and such additional fee as may be prescribed pursuant to the Prospectus applicable to creation or redemption outside the Clearing Process. The Trust reserves the right to adjust the Transaction Fee subject to any limitation as prescribed in the Prospectus.

6. Authorized Persons. Concurrently with the execution of this Agreement and from time to time thereafter, the Participant shall deliver to the Distributor, the Transfer Agent and the Trust, duly certified as appropriate by its secretary or other duly authorized official, a certificate, in the form set forth in Attachment B, setting forth the names and signatures of all persons authorized to give instructions relating to activity contemplated hereby or any other notice, request or instruction on behalf of the Participant (each an "Authorized Person"). Such certificate may be accepted and relied upon by the Distributor and the Trust as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to the Distributor and the Trust of a superseding certificate bearing a subsequent date. The Distributor shall issue to each Authorized Person a unique personal identification number ("PIN Number") by which such Authorized Person and the Participant shall be identified and instructions issued by the Participant hereunder shall be authenticated. Upon the termination or revocation of authority of such Authorized Person by the Participant, the Participant shall give immediate written notice of such fact to the Distributor and the Trust and such notice shall be effective upon receipt by the Distributor and the Trust.

7. Redemption. The Participant represents and warrants that it will not obtain an Order Number (as described in Attachment A) for the purpose of redeeming a Creation Unit unless it or the party for which it is acting, as the case may be, first owns the requisite number of shares to be redeemed as a Creation Unit.

8. Beneficial Ownership. The Participant represents and warrants to the Distributor, Transfer Agent and the Trust that it does not hold for the account of any single Beneficial Owner of shares of a given Fund of the Trust 80 percent (80%) or more of outstanding shares of a given Fund of the Trust such as to cause the respective Fund of the Trust to have a basis in the Deposit Securities deposited with the Trust different from the market value of such Deposit Securities on the date of such deposit, pursuant to
     Section 351 of the Internal Revenue Code. The Transfer Agent shall have the right to require information from the Participant regarding share ownership, and to rely thereon to the extent necessary to make a determination regarding ownership of 80 percent (80%) or more of outstanding shares of a given Fund of the Trust by a Beneficial Owner as a condition to the acceptance of a Fund Deposit.

9. Indemnification. The Participant hereby agrees to indemnify and hold harmless the Distributor,

     Transfer Agent and the Trust and their respective subsidiaries, affiliates, directors, officers, employees and agents (each an "Indemnified Party") from and against any loss, liability, cost or expense suffered or incurred by such Indemnified Party resulting from, in connection with or arising out of (i) any breach by the Participant of any provision of this Agreement; or
     (ii) any failure by Participant, for any reason, fraudulent, negligent or otherwise to comply with its obligations under this Agreement, (iii) any action undertaken in accordance with the terms at the direction of or for the benefit of the Participant, or (iv) any actions of such Indemnified Party in reliance upon any instructions issued in accordance with Attachment A (as may be amended from time to time) believed by the Distributor and/or Trust to be genuine and to have been given by the Participant. This paragraph shall survive the termination of this Agreement.

10. Additional Payment on Redemption. In the event that the Participant receives Fund Securities the value of which exceeds net asset value at the time of redemption, the Participant agrees to pay, on the same business day it is notified, or cause the beneficial owner(s) of the shares redeemed to pay, on such day, to the Trust an amount in cash equal to the difference.

11. Acknowledgment. The Participant acknowledges receipt of the Prospectus and represents it has reviewed such document and understands the terms thereof. The Distributor agrees to process orders for creation in accordance with the provisions of the Prospectus. The Transfer Agent agrees to process orders for redemptions in accordance with the provisions of the Prospectus.

12. Notices. Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery or by postage prepaid registered or certified United States first class mail, return receipt requested, or by telex, telegram or facsimile or similar means of same day delivery (with a confirming copy by mail as provided herein). Unless otherwise notified in writing, all notices to the Trust shall be given or sent as follows: State Street Bank and Trust Company, Global Client Support, P.O. Box 1978, Boston, MA 02105, Attn.: xxxxxxxxxxxxxxx [Not sure to who's attention you would like this--i.e., Nuveen Exchange Traded Index Trust?]

     All notices to the Participant and the Distributor or the Transfer Agent, as the case may be, shall be directed to the address or telephone, facsimile or telex numbers indicated below the signature line of such party.

13. Termination and Amendment. This Agreement shall become effective in this form as of the date accepted by the Trust and may be terminated at any time by any party upon thirty days prior notice to the other parties (i) unless earlier terminated by the Trust in the event of a breach of this Agreement or the procedures described herein by the Participant or (ii) in the event that the Trust is terminated pursuant to the Trust's Declaration of Trust, filed June 9, 2000. This Agreement supersedes any prior such agreement between the parties. This Agreement may be amended by the Trust from time to time by the following procedure. The Trust will mail a copy of the amendment to the Distributor, the Transfer Agent and the Participant. If neither the Distributor, the Transfer Agent nor the Participant objects in writing to the amendment within ten days after its receipt, the amendment will become part of this Agreement in accordance with its terms.

14. LIMITATION OF LIABILITY. The Declaration of Trust dated June 9, 2000, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name Nuveen Exchange-Traded Index Trust means the Trustees from time to time serving (as Trustees but not personally) under such Declaration of Trust. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of

     Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

15. Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all shall constitute but one and the same instrument.

16. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day of _____________.


                         NUVEEN INVESTMENTS

                         BY:        ____________________________________
                         TITLE:     ____________________________________
                         ADDRESS:   ____________________________________

                         TELEPHONE: ____________________________________
                         FACSIMILE: ____________________________________
                         TELEX:     ____________________________________

                         STATE STREET BANK AND TRUST COMPANY

                         BY:        ____________________________________
                         TITLE:     ____________________________________
                         ADDRESS:   ____________________________________

                         TELEPHONE: ____________________________________
                         FACSIMILE: ____________________________________
                         TELEX:     ____________________________________


                         BY:        ____________________________________
                         TITLE:     ____________________________________
                         ADDRESS:   ____________________________________

                         TELEPHONE: ____________________________________
                         FACSIMILE: ____________________________________
                         TELEX:     ____________________________________


                         ACCEPTED BY:
                          NUVEEN EXCHANGE-TRADED INDEX TRUST


                         BY:        ____________________________________
                         TITLE:     ____________________________________

                                  ATTACHMENT A
                                  ------------

     This document supplements the Prospectus with respect to the procedures to be used by (i) the Distributor in processing an order for the creation of Creation Units of each series of Nuveen Exchange-Traded Index Trust (each a "Fund") and (ii) the Transfer Agent in processing an order for redemption of Creation Units. To accommodate Participants with restricted securities in the standard basket, or those Participants who wish to create baskets that deviate from the standard basket for other reasons, State Street and the Trust have developed custom creation and redemption baskets. For a Participant to transact in a custom basket, the Participant must acknowledge the additional procedures described in Appendix 1 relating to custom baskets

     A Participant is required to have signed the Participant Agreement. Upon acceptance of the Participant Agreement by the Trust, the Distributor will assign a personal identification number to each Authorized Person authorized to act for the Participant. This will allow a Participant through its Authorized Person(s) to place an order with respect to Creation Units.

TO PLACE AN ORDER FOR CREATION OR REDEMPTION OF CREATION UNITS
--------------------------------------------------------------

1. Call to Receive an Order Number. For Creations, an Authorized Person for the Participant will call the telephone representative at xxxxx not later than the closing time of the regular trading session on the New York Stock Exchange (the "NYSE Closing Time") (ordinarily 4:00 p.m. New York time) to receive an Order Number. For Redemptions, an Authorized Person for the Participant will call the telephone representative at xxxxxxx not later than the NYSE Closing Time to receive an Order Number.

     Upon verifying the authenticity of the caller (as determined by the use of the appropriate PIN Number) and the terms of the order, the telephone representative will issue a unique Order Number. All orders with respect to the creation or redemption of Creation Units are required to be in writing and accompanied by the designated Order Number. Incoming telephone calls are queued and will be handled in the sequence received. NOTE THAT NO CREATION OR REDEMPTION ORDERS WILL BE PROCESSED AFTER THE CLOSE OF THE NYSE.

     ALL ASPECTS OF ORDER PROCESSING MUST BE COMPLETED BY THE CLOSE OF TRADING ON THE NYSE. NOTE THAT THE TELEPHONE CALL IN WHICH THE ORDER NUMBER IS ISSUED INITIATES THE ORDER PROCESS BUT DOES NOT ALONE CONSTITUTE THE ORDER. AN ORDER IS ONLY COMPLETED AND PROCESSED UPON RECEIPT OF WRITTEN INSTRUCTIONS CONTAINING THE DESIGNATED ORDER NUMBER AND PIN NUMBER AND TRANSMITTED BY FACSIMILE OR TELEX (the "Order").

2. Place the Order. An Order Number is only valid for a limited time. The Order for creation or redemption of Creation Units must be sent by facsimile or telex to the telephone representative within 20 minutes of the issuance of the Order Number, and not later than the close of trading on the NYSE. In the event that the Order is not received within such time period, the telephone representative will attempt to contact the Participant to request immediate transmission of the Order. Unless the Order is received by the telephone representative upon the earlier of (i) within 15 minutes of contact with the Participant or (ii) by the NYSE Closing Tine, the order will be deemed invalid.

3.   Await Receipt of Confirmation.

     A. Clearing Process. The Distributor (in the case of creations) or the Transfer Agent (in the case of redemptions) shall issue a confirmation of Order acceptance within 15 minutes of its receipt of an Order received in good form. In the event the Participant does not receive a timely confirmation from the Distributor or the Transfer Agent, it should contact the telephone representative at the business number indicated.

     B. Outside the Clearing Process. In lieu of receiving a confirmation of Order acceptance, the DTC Participant will receive an acknowledgment of Order acceptance. The DTC Participant shall deliver on trade date plus one the Deposit Securities and Cash Component (in the case of creations) or the Creation Unit size aggregation of shares (in the case of redemptions) to the Trust through DTC. The Trust shall settle the transaction within three (3) Business Days.

4. Ambiguous Instructions. In the event that an Order contains terms that differ from the information provided in the telephone call at the time of issuance of the Order Number, the telephone representative will attempt to contact the Participant to request confirmation of the terms of the order. If an Authorized Person confirms the terms as they appear in the Order then the order will be accepted and processed. If an Authorized Person contradicts its terms, the Order will be deemed invalid and a corrected Order must be received by the telephone representative within 15 minutes of such contact with the Participant or (ii) by the close of trading on the NYSE, whichever comes first. If the telephone representative is not able to contact an Authorized Person, then the Order shall be accepted and processed in accordance with its terms notwithstanding any inconsistency from the terms of the telephone information. In the event that an Order contains terms that are illegible, as determined in the sole discretion of the Distributor (in the case of creations) or the Transfer Agent (in the case of redemptions), the Order will be deemed invalid and the telephone representative will attempt to contact the Participant to request retransmission of the Order. A corrected Order must be received by the telephone representative not later than within 15 minutes of such contact with the Participant or (ii) by the close of trading on the NYSE, whichever comes first.

5. Processing an Order. The Distributor reserves the right to suspend an Order in the event that its acceptance would appear to result in the Participant or a Beneficial Owner owning 80 percent (80%) or more of all outstanding shares of a given Fund. In such event, the telephone representative will attempt to contact an Authorized Person for purposes of confirmation of the fact that with respect to such Participant no Beneficial Owner would own 80 percent (80%) or more of all outstanding shares of a given Fund upon execution of the Order. In the event that (i) the telephone representative is unable to contact an Authorized Person or (ii) the Participant fails to transmit an identical Order containing a representation and warranty as to such fact, then the Order shall be deemed invalid.

6. Creation of Creation Units Prior to Receipt of Deposit Securities. Creation Units of each series of Nuveen Exchange Traded Index Trust (each a "Fund") may be created in advance of receipt by the Trust of all or a portion of the applicable Deposit Securities, provided that the Participant deposits an initial deposit of cash with the Trust having a value greater than the net asset value of the shares on the date the order is placed in proper form. In addition to available Deposit Securities, cash must be deposited in an amount equal to the sum of (i) the Cash Component, plus (ii) 115% of the market value of the undelivered Deposit Securities (the "Additional Cash Deposit"). The order shall be deemed to be received on the Business Day on which the order is placed provided that the order is placed in proper form prior to 4:00 p.m. eastern time such date and federal funds in the appropriate amount are deposited with the Trust's Custodian by 11:00 a.m. eastern time the following Business Day. If the order is not placed in proper form by 4:00 p.m. eastern time or federal funds in the appropriate amount are not received by 11:00 a.m. eastern time the next Business Day, then the order may be deemed to be rejected and the investor shall be liable to the

     Trust for losses, if any, resulting therefrom. An additional amount of cash shall be required to be deposited with the Trust, pending delivery of the missing Deposit Securities to the extent necessary to maintain an amount of cash on deposit with the Trust at least equal to 115% of the daily marked to market value of the missing Deposit Securities. To the extent that missing Deposit Securities are not received by 1:00 p.m. eastern time on the third Business Day following the day on which the purchase order is deemed received by the Distributor or in the event a mark to market payment is not made within one Business Day following notification by the Distributor that such a payment is required, the Trust may use the cash on deposit to purchase the missing Deposit Securities. The Participant will be liable to the Trust for the costs incurred by the Trust in connection with any such purchases. These costs will be deemed to include the amount by which the actual purchase price of the Deposit Securities exceeds the market value of such Deposit Securities on the day the purchase order was deemed received by the Distributor plus the brokerage and related transaction costs associated with such purchases. The Trust will return any unused portion of the Additional Cash Deposit once all of the missing Deposit Securities have been properly received by the Custodian or purchased by the Trust and deposited into the Trust. In addition, the Trust shall charge and the Participant agrees to pay to the Trust the Transaction Fee prescribed in the Prospectus applicable to creation or redemption through the Clearing Process, or the Transaction Fee and such additional fee as may be prescribed pursuant to the Prospectus applicable to creation or redemption outside the Clearing Process. The delivery of Creation
     Units of the Funds so created will occur no later than the third Business Day following the day on which the purchase order is deemed received by the Distributor.

               APPENDIX 1--Procedures Specific to Custom Baskets
               -------------------------------------------------

     To accommodate Participants with restricted securities in the standard basket of a Fund, and for certain other purposes, State Street and the Trust have developed custom creation and redemption baskets (the "Custom Baskets"). Custom Baskets allow Participants with restricted issues in a particular Fund to transact in that Fund using the Custom Basket process, and also allow Participants to make certain other changes to the standard basket. The Custom Basket process generally substitutes cash-in-lieu for the restricted securities and continues to settle through the standard CNS process at NSCC. It is the responsibility of the Participant to apply to the NSCC for auto-route function to allow them to receive updates on the components of specific Custom Baskets as well as the regular daily standard baskets (the "Standard Baskets"). To ensure proper tracking of the Fund to its benchmark index the following guidelines must be followed when transacting Custom Baskets:

1. On T-1, the Participant must request a Custom Basket from the Distributor (for creations) or the Transfer Agent (for redemptions) by calling xxxxxxxxxx. A telephone representative will fax a standard form on which the Participant must identify the restricted securities to be omitted from the creation or redemption basket, or other features of the Custom Basket requested by the Participant. The Participant can request a Custom Basket with a variety of changes, but any Custom Basket request must be approved by both State Street and the Fund. Participants may request that the Custom Basket be available for creations and redemptions for a one-time transaction, a specific period or indefinitely. The Distributor and/or the Transfer Agent will review the Custom Basket request and, if approved, will deliver a confirmation back to the Participant.

2. On trade date, prior to the opening of the NYSE, State Street will notify NSCC as to the components of the Custom Baskets available that day along with the components of the Standard Basket. Each Custom Basket will be identified by a separate NSCC assigned instruction CUSIP.

3. On trade date, the Participant will follow the directions regarding placing orders outlined in Attachment A. A Participant wishing to create or redeem a Custom Basket must identify the custom CUSIP on the order form in the blank provided. Orders received without a custom CUSIP indicated will be processed as orders for Standard Baskets. Participants placing orders for Custom Baskets must note that the cut-off-time to create and redeem a Custom Basket will be 3:00 p.m. New York time. Orders for Custom Baskets will not be processed if received after 3:00 p.m. New York time.

     IN WITNESS WHEREOF, the Participant acknowledges that he or she has read the procedures relating to Custom Baskets and agrees to comply with all such procedures. Failure to comply with the Custom Basket procedures will require the transaction to be effected in the Standard Basket

                         PARTICIPANT:   _____________________________
                         BY:            _____________________________
                         TITLE:         _____________________________
                         ADDRESS:       _____________________________

                         TELEPHONE:     _____________________________
                         FACSIMILE:     _____________________________
                         TELEX:         _____________________________


Date:  _____________________________

                                  ATTACHMENT B
                                  ------------


     The following individuals are Authorized Persons pursuant to Section 6 of the Participant Agreement between Nuveen Investments, State Street Bank and
Trust Company and [  ]            ]:




                              [                    ]

                              By: _______________________